Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated December 22, 2023, relating to the financial statements of Achari Ventures Holdings Corp. I, which includes explanatory paragraphs relating Achari Ventures Holdings Corp. I’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 8, 2024